Exhibit 3.1

WATERMARK LODGING TRUST, INC.

ARTICLES SUPPLEMENTARY

SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

WATERMARK LODGING TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article V of the charter of the Corporation (as so amended and as may be amended or restated or supplemented from time to time, the “Charter”), and Section 2-208 of the Maryland General Corporation Law (“MGCL”), the Board of Directors has, by resolution adopted at a duly called and held meeting of the Board of Directors, classified and designated 1,300,000 shares of authorized but unissued Preferred Stock of the Corporation, $0.001 par value per share, as shares of Series B Cumulative Redeemable Preferred Stock of the Corporation (the “Series B Preferred Stock”) and has provided for the issuance of such class.

SECOND: The terms of the Series B Preferred Stock as set by the Board of Directors, including preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or re-lettering of the sections or subsections hereof, are as follows:

Series B Cumulative Redeemable Preferred Stock

1.            Designation and Number. There shall be a new series of Preferred Stock (as defined in the Charter) designated as the 12% Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”). The number of authorized shares of Series B Preferred Stock is 1,300,000.

2.            Maturity. The Series B Preferred Stock has no stated maturity but is subject to the redemption provisions in Section 6.

3.            Ranking. The Series B Preferred Stock shall rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of Common Stock, $0.001 par value per share (the “Common Stock”), of the Corporation and to all classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3 now existing or hereinafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (collectively, “Junior Stock”); (ii) on a parity with the Corporation's Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, and with all other classes or series of stock of the Corporation now existing or hereinafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (collectively, “Parity Stock”); and (iii) junior to all classes or series of stock of the Corporation now existing or hereinafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (collectively, “Senior Stock”). The term “stock” shall not include debt securities convertible or exchangeable into Common Stock, the Series A Preferred Stock or the Series B Preferred Stock.

4.            Liquidation Preference.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders (as defined below) of shares of Series B Preferred Stock shall be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the payment of the Corporation’s debts and other liabilities and the preferential rights of the holders of shares of any class or series of Senior Stock, a liquidation preference of $1,000.00 per share (the “Liquidation Preference”), plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of shares of Junior Stock; and such Holders of shares of Series B Preferred Stock shall not be entitled to any further payment.

(b)          In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and Parity Stock, then the Holders of shares of Series B Preferred Stock and the holders of all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)          Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of shares of Series B Preferred Stock (each, a “Holder”) at the address of such Holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders shall have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any corporation, trust or other entity with or into the Corporation, the sale, lease, exchange or other transfer or conveyance of all or substantially all of the property, assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(d)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of the Holders shall not be added to the Corporation’s total liabilities.

5.            Dividends.

(a)          Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 5 (such dividends, “Dividends”).

(b)         The Holders of the then-outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative dividends per each share of Series B Preferred Stock at the rate of 12% per annum (the “Dividend Rate”) of the $1,000.00 liquidation preference per share of Series B Preferred Stock. Dividends shall be paid in cash or in the form of additional shares of Series B Preferred Stock (which may be fractional shares) (“PIK Shares”) with the value thereof equal to the Liquidation Preference of such shares, at the option of the Corporation. Dividend payments (whether in the form of cash or additional shares of Series B Preferred Stock) shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward). Dividends on each share of Series B Preferred Stock (including any PIK Shares) shall accrue on the then-applicable Liquidation Preference thereof and on all unpaid Dividends that have accrued and accumulated for all Dividend Periods ending prior to such date on such share pursuant to this Section 5(b), whether or not authorized or declared (the “Accrued Dividends”), on a daily basis and compound quarterly from and including the date of issuance of such share, whether or not authorized or declared and whether or not the Corporation has assets legally available to make payment thereof, at a rate equal to the Dividend Rate. If the Corporation fails to declare and pay pursuant to this Section 5(b) a full Dividend on the Series B Preferred Stock on any Dividend Payment Date (as defined below), then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Corporation or any other person. The Corporation shall be entitled to declare and pay all or any part of the Accrued Dividends relating to Dividends that were accrued but not paid in full on subsequent Dividend Payment Dates, and, following such payment, such Accrued Dividends shall no longer be deemed Accrued Dividends hereunder solely to the extent of such payment.

(c)          Dividends on each share of Series B Preferred Stock shall accrue and be cumulative from and including the date of issuance of such share of Series B Preferred Stock (the “Issue Date”) and shall be payable quarterly in arrears on each January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”), commencing October 15, 2020, to the Holder thereof on the applicable record date, which record date shall be the date designated by the Board of Directors for the payment of Dividends that is not more than 30 and not fewer than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”); provided, however, that if any Dividend Payment Date is not a Business Day (as defined in the Charter), the Dividend which would otherwise have been payable on such Dividend Payment Date may be paid or set apart for payment on the next succeeding Business Day with the same force and effect as if paid or set apart on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any Dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest Accrued Dividend due with respect to such shares which remains payable. Any Dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding the foregoing, after full cumulative Dividends on the outstanding shares of Series B Preferred Stock have been paid or declared and funds, or additional shares of Series B Preferred Stock, therefor set apart for payment with respect to a Dividend Period, the Holders will not be entitled to any further Dividends with respect to that Dividend Period. The term “Dividend Period” means (i) in respect of any share of Series B Preferred Stock issued on July 24, 2020 (the “Original Issue Date”), the period from and including the Original Issue Date to but excluding October 15, 2020 and, subsequent to October 15, 2020, the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, and (ii) for any share of Series B Preferred Stock issued on an Issue Date subsequent to the Original Issue Date, the period from and including such subsequent Issue Date to but excluding the next Dividend Payment Date and, subsequent to the first Dividend Payment Date for such share, the period from and including any Dividend Payment Date to but excluding the next succeeding Divided Payment Date.

(d)          No dividends or other distributions on the Series B Preferred Stock shall be authorized by the Board of Directors or declared and paid or declared and set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(e)          Notwithstanding anything to the contrary contained herein, Dividends on the Series B Preferred Stock shall accrue whether or not the restrictions referred to in Section 5(d) exist, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such Dividends and whether or not such Dividends are authorized or declared.

(f)           So long as any shares of Series B Preferred Stock are outstanding, no dividends or other distributions, except as described in the immediately following sentence shall be declared and paid or declared and set apart for payment on any class or series of Parity Stock (including the Series A Preferred Stock) for any period unless full cumulative Dividends plus all Accrued Dividends, in the form of cash or, other than in the cases of Sections 5(g) and 5(k), additional shares of Series B Preferred Stock at the election of the Corporation, have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past full Dividend Periods. When dividends are not paid in full (or a sum, in the form of cash or additional shares of Series B Preferred Stock, sufficient for such full payment is not so set apart) on the Series B Preferred Stock and any Parity Stock (including the Series A Preferred Stock), all dividends declared and paid on shares of the Series B Preferred Stock and any Parity Stock (including the Series A Preferred Stock) shall be declared pro rata so that the amount of dividends declared and paid per share of Series B Preferred Stock and per share of such Parity Stock (including the Series A Preferred Stock) shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and per share of Parity Stock (including the Series A Preferred Stock) (which shall not include any accrual in respect of unpaid dividends on any Parity Stock for past dividend periods if such shares of Parity Stock are not entitled to have a cumulative dividend) bear to each other. For the avoidance of doubt, any such dividends declared and paid on shares of Series B Preferred Stock may be paid in additional shares of Series B Preferred Stock even if dividends paid on shares of Parity Stock (including the Series A Preferred Stock) are paid in cash, except in the cases of Sections 5(g) and 5(k).

(g)          So long as any shares of Series B Preferred Stock are outstanding, no dividends or other distributions shall be declared and paid or declared and set apart for payment with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired for any consideration or any other distributions, or any monies be paid to or made available for a sinking fund for the redemption of any such shares, by the Corporation, directly or indirectly, unless in each case full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been declared and paid or declared and set apart for payment for all past full Dividend Periods with respect to the Series B Preferred Stock, or the Corporation has satisfied the requirements of Section 5(k). Dividends and other distributions on, and purchases of, Junior Stock shall be permitted only from Excess Cash Flow and not from the proceeds of asset sales or other capital transactions. In any quarter for which dividends or other distributions on Junior Stock have been or will be paid in cash (including distributions required to preserve the Corporation’s qualification as a REIT (as defined below) and avoid the payment of U.S. federal income and excise taxes pursuant to the immediately following sentence), Dividends and any Accrued Dividends shall be payable in cash for such quarter. Notwithstanding the foregoing, nothing in this Section 5 shall prevent the Corporation from (i) declaring and paying distributions that the Corporation reasonably determines, after taking into account dividends (and Accrued Dividends, if applicable) paid on the Series B Preferred Stock and other shares of Parity Stock, will be required to preserve the Corporation’s qualification as a real estate investment trust (“REIT”) and avoid the payment of U.S. federal income and excise taxes (taking into account any dividends that would be required to be paid by the Corporation in the event the Series B Preferred Stock were successfully recharacterized as debt for U.S. federal income tax purposes by the Internal Revenue Service as a result of a governmental action), (ii) effectuating redemptions of Common Stock from time to time that qualify as “special circumstances” redemptions under the Corporation's redemption plan as in effect on June 5, 2020 ("Share Redemption Plan") or (iii) purchasing shares of Common Stock pursuant to its Share Redemption Plan, to the extent funded with the proceeds from the Corporation's dividend reinvestment plan. As used herein, “Excess Cash Flow” shall have the meaning set forth in Exhibit A hereto.

(h)          If the Corporation fails to declare and pay in full Dividends on the Series B Preferred Stock on four (4) consecutive Dividend Payment Dates, then the Series B Preferred Stock shall immediately upon such failure continue to accrue and cumulate Dividends at a rate equal to the Dividend Rate as of immediately prior to such time plus an additional 4% per annum (such additional 4% per annum Dividend, an “Excess Dividend”), with such Excess Dividend payable quarterly in arrears on each Dividend Payment Date in cash or in the form of additional shares of Series B Preferred Stock (which may be fractional shares), with the value thereof equal to the Liquidation Preference of such shares, at the option of the Corporation, for the period from and including the last Dividend Payment Date upon which the Corporation paid in full all accrued and unpaid Dividends on the Series B Preferred Stock through but not including the day upon which the Corporation pays in accordance with Section 5(c) an aggregate amount of Dividends on the Series B Preferred Stock equal to all accrued and unpaid Dividends. Dividends shall accumulate from the most recent date through which Dividends shall have been paid, or, if no Dividends have been paid, from the Issue Date. For the avoidance of doubt, in no event shall the Dividend Rate be increased by more than 4% in the aggregate.

(i)           Holders shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative Dividends on the Series B Preferred Stock as described in this Section 5.

(j)           Notwithstanding anything to the contrary contained herein, to the extent the Corporation does not exercise its right to effect an Optional Redemption in accordance with Section 7(a)(v) following the occurrence of a Funding Default (as such term is defined in that certain Securities Purchase Agreement, dated July 21, 2020 (the “Securities Purchase Agreement”), by and among the Corporation, ACP Watermark Investment LLC and the other parties thereto), the Corporation shall have the right to net the amount of the Origination Fee (as defined in the Securities Purchase Agreement) paid by the Corporation at the Initial Closing (as defined in the Securities Purchase Agreement) that was associated with the Funding Default against future payment of Dividends payable to the Holders.

(k)          If at any time any PIK Shares are outstanding or there are any Accrued Dividends, the Corporation shall (i) declare and pay or declare and set apart for payment any dividends or other distributions with respect to any shares of Junior Stock, or (ii) redeem, purchase or otherwise acquire for any consideration any shares of Junior Stock, or pay any monies or make available any sinking fund for the redemption of any such shares, directly or indirectly, in each case, other than as permitted under Section 5(g)(i) through (iii) herein, the Corporation shall give the Holders fifteen (15) Business Days’ prior written notice of its intention to do so and the Corporation shall, concurrent with any such payments with respect to any shares of Junior Stock (“Junior Stock Payment Date”), and as applicable, (x) redeem all PIK Shares at a redemption price, payable in cash, equal to the Liquidation Preference plus accrued and unpaid Dividends thereon to, but excluding the Redemption Date, and (y) declare and pay all the Accrued Dividends (and Dividends thereon) in cash. Any such notice shall provide reasonable details concerning any such payments being made to the Junior Stock, and state the Corporation's intention to redeem the PIK Shares and/or declare and pay all the Accrued Dividends (and Dividends thereon), in accordance with this Section 5(k).

6.            Mandatory Redemption.

(a)          Subject to Section 6(b), unless no shares of the Series B Preferred Stock are outstanding, on the fifth (5th) anniversary of the Original Issue Date, the Corporation shall redeem all shares of Series B Preferred Stock at a redemption price, payable in cash, equal to the then applicable Optional Redemption Price (as defined below) (the “Mandatory Redemption Price”). As used herein, “Redemption Date” means, with respect to the redemption of shares of Series B Preferred Stock pursuant hereto, the date on which the applicable redemption consideration for the shares of Series B Preferred Stock redeemed is actually paid or delivered or irrevocably set apart for payment.

(b)          If the Corporation (A) shall not have sufficient funds legally available under the MGCL to redeem all outstanding shares of Series B Preferred Stock required to be redeemed pursuant to this Section 6 or (B) will be in violation of Specified Instrument Terms (as defined below) if it redeems all outstanding shares of Series B Preferred Stock required to be redeemed pursuant to this Section 6, the Corporation shall redeem, pro rata among Holders, a number of shares of Series B Preferred Stock with an aggregate applicable Mandatory Redemption Price equal to the lesser of (1) the maximum amount legally available for the redemption of shares of Series B Preferred Stock under the MGCL and (2) the maximum amount that can be used for such redemption not prohibited by Specified Instrument Terms. The Corporation shall redeem any shares of Series B Preferred Stock not purchased because of the limitations set forth in the prior sentence at the applicable Mandatory Redemption Price as soon as practicable after the Corporation is able to make such redemption out of assets legally available for the redemption of such shares of Series B Preferred Stock and without violating the MGCL or the Specified Instrument Terms. The inability of the Corporation (or its successor) to make a redemption payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required redemption when, as and if permitted by the MGCL and the Specified Instrument Terms. As used herein, “Specified Instrument” means (i) the charter document governing the Series A Preferred Stock as in effect on the Original Issue Date and (ii) any indenture, credit agreement or other agreement, document or instrument that evidences, governs the rights of the holders of or otherwise relates to any indebtedness of the Corporation or any of its subsidiaries (x) as in effect as of the Original Issue Date (without giving effect to any amendments thereto or refinancings or replacements thereof subsequent to the Original Issue Date), and (y) the terms of which do not include any prohibitions or limitations on the ability of the Corporation or any of its subsidiaries to pay dividends or other distributions or make equity redemptions, pursuant to any restricted payment covenant or otherwise, so long as the Corporation or any such subsidiary is not in default under the terms of such Specified Instrument; and “Specified Instrument Terms” means the covenants, terms and provisions of any Specified Instrument.

7.            Redemption at the Option of the Corporation.

(a)         The Corporation, at its option, may redeem for cash, in whole or in part from time to time, any or all of the outstanding shares of Series B Preferred Stock (each, an “Optional Redemption”) upon giving the notice described in Section 7(b), at a price (the “Optional Redemption Price”) equal to:

(i)            with respect to such notice being given at any time on or prior to the two-year anniversary of the Original Issue Date, the greater of (A) 105% of the Liquidation Preference (including all Dividends (including any Accrued Dividends and Dividends accrued thereon) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed and (B) the Liquidation Preference (including all Dividends (including any Accrued Dividends and Dividends accrued thereon) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed plus the Make-Whole Amount (as defined below) per share of Series B Preferred Stock to be redeemed;

(ii)           with respect to such notice being given at any time after the two-year anniversary of the Original Issue Date but on or prior to the three-year anniversary of the Original Issue Date, 105% of the Liquidation Preference (including all Dividends (including any Accrued Dividends and Dividends accrued thereon) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed;

(iii)          with respect to such notice being given at any time after the three-year anniversary of the Original Issue Date but on or prior to the four-year anniversary of the Original Issue Date, 102.5% of the Liquidation Preference (including all Dividends (including any Accrued Dividends and Dividends accrued thereon) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed;

(iv)          with respect to such notice being given at any time after the four-year anniversary of the Original Issue Date, 100.0% of the Liquidation Preference (including all Dividends (including any Accrued Dividends and Dividends accrued thereon) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed; and

(v)          with respect to such notice being given following the occurrence of a Funding Default, 100.0% of the Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed, reduced with respect to each such share of Series B Preferred Stock to be redeemed by an amount equal to the quotient of (A) the portion of the Origination Fee paid by the Corporation at the Initial Closing that was associated with the Funding Default, divided by (B) the total number of shares of Series B Preferred Stock to be redeemed.

As used herein, (i) “Make-Whole Amount” means, with respect to any share of Series B Preferred Stock, as of the applicable Redemption Date for such share of Series B Preferred Stock, a cash amount equal to all remaining Dividend payments due on such share of Series B Preferred Stock from and after such Redemption Date (and not including any declared and paid Dividends or declared and paid Accrued Dividends prior to such Redemption Date, but including any declared and unpaid Dividends or declared and unpaid Accrued Dividends that remain unpaid prior to such Redemption Date) through the two-year anniversary of the Original Issue Date.

(b)          If the Corporation elects to effect an Optional Redemption, the Corporation shall send to the Holders at their respective addresses as they shall appear on the records of the Corporation, a written notice (which may be in electronic form) (i) notifying Holders of the election of the Corporation to redeem shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be redeemed from such Holders, and the Redemption Date, (ii) specifying any conditions to such redemption and (iii) stating the place or places at which the shares of Series B Preferred Stock called for redemption shall, upon presentation and surrender of any certificates representing such shares of Series B Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the Optional Redemption Price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Corporation shall be no less than fifteen (15) days after the date on which the Corporation provides the Notice of Optional Redemption to the Holders, subject to the satisfaction of any conditions set forth in the Notice of Optional Redemption.

(c)          In case of any Optional Redemption of part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be redeemed by the Corporation on a pro rata basis based on the then-outstanding shares of Series B Preferred Stock.

(d)          If a Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each Holder on the Dividend Record Date shall be entitled to the Dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares on or prior to the Dividend Payment Date, and each Holder of shares of Series B Preferred Stock that are redeemed on such Redemption Date will be entitled to the Dividends, if any, accruing after the end of the Dividend Period to which the Dividend Payment Date relates to, but not including, such Redemption Date. If any Redemption Date is not a Business Day, then the redemption price and accumulated and unpaid Dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(e)          Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock actually redeemed pursuant to this Section 7, Dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

8.            Fundamental Change Redemption.

(a)          Subject to Section 8(e), upon the occurrence of (i) a Change of Control (as defined below) of the Corporation, (ii) the initial public offering of the Common Stock, or (iii) the approval for trading of the Common Stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities and Exchange Act of 1934, as amended (or the equivalent thereof in a jurisdiction outside the United States) (the “Exchange Act”) (a "Listing", and each of (i), (ii) and (iii), a “Fundamental Change”), each Holder shall have the right, but not the obligation, to require the Corporation to redeem for cash, in whole or in part, the outstanding shares of Series B Preferred Stock owned by such Holder at the applicable Optional Redemption Price in effect at the date of the Fundamental Change Notice (as defined below). For purposes of this Section, (i) “Change of Control” means (i) a consolidation, merger or combination or statutory share exchange, in each case involving the Corporation, (ii) a sale of all or substantially all of the direct and indirect assets of the Corporation (including by way of any reorganization, merger, consolidation or other similar transaction), (iii) the liquidation or dissolution of the Corporation or its operating partnership, or adoption of a plan relating thereto, or (iv) a direct or indirect acquisition of beneficial ownership of voting securities of the Corporation by another person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), in each case, pursuant to which (x) the stockholders of the Corporation immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the total economic interests or total voting power of all securities of the surviving company entitled to vote generally and/or (y) as a result of which the Common Stock would be converted into, or exchanged for, or would be reclassified or changed into, stock, other securities, other property or assets (including cash or any combination thereof).

(b)          On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Fundamental Change (or, if later, promptly after the Corporation discovers that a Fundamental Change may occur), a written notice (a “Fundamental Change Notice”) shall be sent by or on behalf of the Corporation to each Holder at its address as it appears in the records of the Corporation, which notice shall contain the date on which the Fundamental Change is anticipated to be effected. The Fundamental Change Notice shall include (i) a description of the material terms and conditions of the Fundamental Change; (ii) the date on which the Fundamental Change is anticipated to be consummated; and (iii) the applicable redemption price, which shall be equal to the Optional Redemption Price in effect as of the date of the consummation of the applicable Fundamental Change. Each Holder may exercise its right pursuant to Section 8(a) to require the Corporation to redeem all or any portion of the outstanding shares of Series B Preferred Stock owned by such Holder by delivering a written notice to the Corporation stating that the Holder is exercising its right to require the Corporation to redeem its outstanding shares of Series B Preferred Stock and including wire transfer instructions for the payment of the Optional Redemption Price no later than ten (10) Business Days prior to the date on which the Corporation anticipates consummating a Fundamental Change (as specified in the Fundamental Change Notice); provided, however, that in the event of a Listing, the Holder shall deliver such notice at any time within ninety (90) days following the consummation of the Listing. In the event that the Holder so exercises its rights pursuant to Section 8(a), the Corporation shall, as promptly as practicable, deliver to such Holder at its address as it appears in the records of the Corporation written instructions stating the place or places at which the shares of Series B Preferred Stock to be redeemed shall, upon presentation and surrender of any certificates representing such shares of Series B Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the applicable redemption price therefor.

(c)          If a Holder has exercised its right to require redemption of any outstanding shares of Series B Preferred Stock pursuant to Section 8(a), then upon the consummation of a Fundamental Change (other than a Listing); or, in the case of a Listing, within nine (9) months following the consummation of the Listing, subject to the Holder properly surrendering any certificates representing the applicable shares of Series B Preferred Stock, the Corporation (or its successor) shall promptly deliver or cause to be delivered to the Holder by wire transfer the applicable Optional Redemption Price with respect to each of such Holder’s shares of Series B Preferred Stock so redeemed.

(d)          Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock actually redeemed pursuant to this Section 8, Dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(e)          If the Corporation (A) shall not have sufficient funds legally available under the MGCL to redeem all outstanding shares of Series B Preferred Stock sought to be redeemed by Holders pursuant to this Section 8 or (B) shall be in violation of Specified Instrument Terms if it redeems all outstanding shares of Series B Preferred Stock sought to be redeemed by Holders pursuant to this Section 8, the Corporation shall redeem, pro rata among Holders seeking redemption, a number of such shares of Series B Preferred Stock with an aggregate applicable Mandatory Redemption Price equal to the lesser of (1) the maximum amount legally available for the redemption of shares of Series B Preferred Stock under the MGCL and (2) the maximum amount that can be used for such redemption not prohibited by Specified Instrument Terms. The Corporation shall redeem any shares of Series B Preferred Stock not purchased because of the limitations set forth in the prior sentence at the applicable Mandatory Redemption Price as soon as practicable after the Corporation is able to make such redemption out of assets legally available for the purchase of such shares of Series B Preferred Stock and without violating the MGCL or the Specified Instrument Terms. The inability of the Corporation (or its successor) to make a redemption payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required redemption when, as and if permitted by the MGCL and the Specified Instrument Terms.

(f)           If a Holder has not exercised its right to require redemption of any outstanding shares of Series B Preferred Stock pursuant to Section 8(a) in connection with a Change of Control, then (i) the Series B Preferred Stock shall remain outstanding, (ii) the surviving entity or the Person purchasing or otherwise acquiring such assets or other corporation or entity shall expressly assume the obligations hereunder, and (iii) the Holders shall have all the same rights, powers, preferences or privileges of the Series B Preferred Stock as of immediately prior to the consummation of such Change of Control.

9.            Failure of Corporation to Redeem.

(a)          If the Corporation fails to redeem in full, in cash, all the shares of Series B Preferred Stock required or sought by Holders to be redeemed pursuant to Section 5(k), Section 6(a) or Section 8(a) on the applicable Redemption Date Deadline (as defined below) (a “Failed Redemption”), or pursuant to the block paragraph at the end of Section 11(b), (i) the Dividend Rate shall immediately be increased by the Excess Dividend, unless the Excess Dividend is already then in effect pursuant to Section 5(h), (ii) no further dividends or distributions on, and no purchases of, Junior Stock shall be permitted, except that the Corporation shall be permitted to make distributions that the Corporation reasonably determines will be required to preserve the Corporation’s qualification as a REIT and avoid the payment of U.S. federal income and excise taxes (taking into account any dividends that would be required to be paid by the Corporation in the event the Series B Preferred Stock were successfully recharacterized as debt for U.S. federal income tax purposes by the Internal Revenue Service as a result of a governmental action), after taking into account dividends paid on the Series B Preferred Stock and other shares of Parity Stock, and (iii) ACP Watermark Investment LLC and its Affiliates (as defined in the Securities Purchase Agreement) and Permitted Transferees (as defined in the Securities Purchase Agreement) to the extent that they hold shares of Series B Preferred Stock on the date of determination (collectively, the “Specified Holder”), shall have the exclusive right, power and authority in such Specified Holder's sole and absolute discretion and as permitted by law, to require the Corporation and its subsidiaries to sell assets or properties of the Corporation and its subsidiaries (a “Required Asset Sale”) for net cash proceeds in an amount sufficient to pay all unpaid redemption amounts due and owing to the Specified Holder (the “Unpaid Redemption Amount”). As used herein, “Redemption Date Deadline” means (i) in the case of a mandatory redemption in accordance with Section 6, on the fifth (5th) anniversary of the Original Issue Date, (ii) in the case of a Fundamental Change redemption in accordance with Section 8, (x) fifteen (15) days after the date of consummation of a Fundamental Change (other than a Listing), or (y) within nine (9) months following the consummation of a Listing, and (iii) in the case of a redemption or payout of Accrued Dividends in accordance with Section 5(k), the Junior Stock Payment Date.

(b)          In order to exercise the Specified Holder’s right to a Required Asset Sale, the Specified Holder shall send a written notice (“Required Asset Sale Notice”) to the Corporation stating that the Specified Holder is exercising its rights pursuant to this Section 9 to execute a Required Asset Sale. Such Required Asset Sale Notice must be delivered to the Corporation no later than 90 days after the occurrence of the Failed Redemption. The Required Asset Sale Notice shall identify a reputable, nationally recognized investment bank or real estate brokerage firm with experience in valuing U.S. lodging assets and advising on the disposition thereof (the “Sales Agent”) which the Corporation shall engage at the direction of the Specified Holder to assist in effectuating the Required Asset Sale. The Corporation shall ensure that the Sales Agent shall be given access to the Corporation’s financial books and records for the purpose of identifying assets of the Corporation that, if sold at valuations prepared by the Sales Agent in good faith and based on recognized valuation methodologies, would yield net cash proceeds (after the payment of indebtedness and reasonable transaction expenses) to the Corporation of not more than 105% of the Unpaid Redemption Amount (the “Selected Assets”). The Sales Agent shall communicate its valuations of each Selected Asset to the Corporation and the Specified Holder prior to commencing the Required Asset Sale and shall take into account in good faith any information presented by the Corporation to the Sale Agent and the Specified Holder within five (5) Business days thereafter that would reasonably lead to a higher valuation than the initial valuation determined by the Sales Agent. Following the final determination by the Sales Agent of the valuations of the Selected Assets and under the direction of the Specified Holder, the Corporation shall use its reasonable best efforts to enter into purchase and sale agreements (on then applicable market terms) and effect the sales of the Selected Assets with the advice and assistance of the Sales Agent and the Specified Holder by auction or similar process designed to maximize the sales price, at prices that are not less than 92% of the value of each Specified Asset determined by the Sales Agent. Without the prior approval of the Corporation, the Specified Holder and its Affiliates shall not be permitted to purchase any Selected Assets. The Corporation and the Sales Agent shall cooperate with each other in executing the sales of the Selected Assets and the Corporation shall keep the Specified Holder reasonably informed as to the progress of the Required Asset Sale. The Corporation shall direct that the net proceeds of each sale (after the payment of indebtedness and reasonable transaction expenses) in the Required Asset Sale be paid to the Specified Holder until the Unpaid Redemption Amount has been paid in full in cash. If the foregoing process does not yield sufficient proceeds to pay the Unpaid Redemption Amount in full, the Specified Holder and the Sales Agent shall identify additional assets of the Corporation that shall be designated as Selected Assets included in the Required Asset Sale and the procedures set forth in this Section 9(b) shall be similarly applied to such additional Selected Assets to the extent permitted by law until the Unpaid Redemption Amount has been paid in full in cash. For thirty (30) days after its receipt of the Required Asset Sale Notice, the Corporation shall not file a petition in bankruptcy or for reorganization or rehabilitation under the federal bankruptcy law or any state law for the relief of debtors, make an assignment for the benefit of creditors, or consent to the appointment of a receiver, trustee or custodian for a substantial portion of its business or properties by virtue of an allegation of insolvency, unless the Corporation has given the Specified Holder at least ten (10) days' advance written notice.

(c)          In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Specified Holder shall be entitled to specific performance under this Section 9. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Section 9 and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

10.          No Conversion Rights. The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

11.          Voting Rights.

(a)          Except for the rights expressly conferred by Section 11(b) herein or, in the case of a notice of meeting of stockholders, as required by the MGCL, the Holders of the outstanding shares of Series B Preferred Stock shall not be entitled to (1) vote on any matter, or (2) receive notice of, or to participate in, any meeting of stockholders at which they are not entitled to vote.

(b)           Director Designation and Election Rights.

(i)            Effective as of the Original Issue Date, the number of directors then constituting the Board of Directors shall automatically be increased by two (2) and the Purchaser (as defined in the Securities Purchase Agreement) shall be entitled to designate the two (2) additional directors (the "Preferred Stock Directors") to serve on the Board of Directors pursuant to the terms and conditions set forth herein and in the Securities Purchase Agreement; provided, that each Preferred Stock Director shall (i) be reasonably acceptable to the Board of Directors or Nominating and Governance Committee of the Board of Directors, (ii) satisfy all requirements to qualify as a director set forth in the Securities Purchase Agreement and (iii) provide all information to the Corporation contemplated in the Securities Purchase Agreement, including the written undertaking. The Preferred Stock Directors designated pursuant to the first sentence of this Section 11(b) shall serve until the first annual meeting of stockholders of the Corporation after the Original Issue Date and until their respective successors are duly elected and qualify if such Preferred Stock Directors’ terms of office shall not have previously terminated as below provided. At each annual meeting of stockholders after the Original Issue Date and until the Fall-Away Dates (as defined below), Holders of Series B Preferred Stock and Parity Voting Preferred Holders (as defined below) entitled to cast at least a majority of the votes entitled to be cast by the Holders of Series B Preferred Stock and the Parity Voting Preferred Holders, voting together as a single and separate class, shall be entitled to elect two (2) or one (1) Preferred Stock Director(s) having the qualifications set forth in the first sentence of this Section 11(b)(i) and as otherwise provided in this Section 11(b). Each Preferred Stock Director so elected shall serve until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualifies if such Preferred Stock Director’s term of office shall not have previously terminated as below provided. As used herein, “Parity Voting Preferred Holders” shall mean the holders of any other classes or series of Preferred Stock sold under the Securities Purchase Agreement upon which like voting rights have been conferred.

(ii)           Upon the first day following the Original Issue Date on which the Purchasers and their Affiliates (as defined in the Securities Purchase Agreement) no longer beneficially hold Series B Preferred Stock with an aggregate Liquidation Preference of $150,000,000 or more (such date, the "First Fall-Away Date"), the Holders of the Series B Preferred Stock shall thenceforth have the right to elect only one (1) Preferred Stock Director and the term of office of one (1) Preferred Stock Director of the Purchaser's choice shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

(iii)          In the event that the Purchasers and their Affiliates no longer beneficially hold Series B Preferred Stock with an aggregate Liquidation Preference of $50,000,000 or more (such date, the "Second Fall-Away Date" and, together with the First Fall-Away Date, the "Fall-Away Dates") the Holders of the Series B Preferred Stock shall thenceforth cease to have the right to elect any Preferred Stock Director and the terms of office of all Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

(iv)          In the event that a Preferred Stock Director no longer satisfies all the requirements set forth in the first sentence and the third sentence of Section 3.04(b) of the Securities Purchase Agreement, such Preferred Stock Director's term of office shall forthwith terminate and the vacancy resulting from the termination of such Preferred Stock Director’s term of office may be filled as provided in Section 11(b)(v) below.

(v)           Any Preferred Stock Director may be removed at any time without cause by the Holders of Series B Preferred Stock and Parity Voting Preferred Holders entitled to cast a majority of the votes entitled to be cast by the Holders of Series B Preferred Stock and the Parity Voting Preferred Holders, voting together as a single and separate class, when they have the voting rights described above. Until the Second Fall-Away Date, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the Holders of Series B Preferred Stock and Parity Voting Preferred Holders entitled to cast a majority of the votes entitled to be cast by the Holders of Series B Preferred Stock and the Parity Voting Preferred Holders, voting together as a single and separate class, when they have the voting rights described above. Any such vote of Holders of Series B Preferred Stock and Parity Voting Preferred Holders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such Holders of Series B Preferred Stock and Parity Voting Preferred Holders (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). Such request to call a special meeting for the election of a Preferred Stock Director as described above shall be made by written notice, signed by the Holders of Series B Preferred Stock and Parity Voting Preferred Holders entitled to cast at least 20% of the votes entitled to be cast by the Holders of Series B Preferred Stock and the Parity Voting Preferred Holders (voting together as a single and separate class), and delivered to the Secretary of the Corporation. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director, as applicable, shall have the qualifications set forth in the first sentence of Section 11(b)(i) above and shall serve until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualifies if such Preferred Stock Director’s term of office shall not have previously terminated as above provided.

(c)           The vote or consent of the Holders of Series B Preferred Stock and Parity Voting Preferred Holders entitled to cast at least a majority of the votes entitled to be cast by the Holders of Series B Preferred Stock and the Parity Voting Preferred Holders, voting together as a single and separate class, given in person or by proxy, either by written consent as set forth in Section 11(e) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following actions by the Corporation:

(i)            any amendment or waiver by the Corporation of any provision of the Charter, including the terms of the Series B Preferred Stock set forth herein, or the Bylaws or the governing documents of its operating partnership (in each case, whether direct, indirect, by merger or otherwise) in a manner that adversely affects the rights, powers, preferences or privileges of the Series B Preferred Stock;

(ii)           any amendment or supplement by the Corporation of any provision of the Charter (in each case, whether direct, indirect, by merger or otherwise) to authorize or create, or to increase the number of authorized shares of, any class or series of Parity Stock or Senior Stock or any other security convertible into or exchangeable for any such Parity Stock or Senior Stock (with respect to the payment of dividends, redemption rights or liquidation rights);

(iii)          the sale by the Corporation of any of the assets identified in Schedule II of the Disclosure Schedules to the Securities Purchase Agreement (the "Identified Assets") if the gross sales proceeds generated from such sale is not in excess of the minimum thresholds set forth on such Schedule II ("Release Price"), unless such sale is made as part of a Redemption Sales Plan and the net proceeds thereof (after repayment of indebtedness and transaction costs) are used to redeem Series B Preferred Stock. For this purpose, a "Redemption Sales Plan" shall mean a written plan delivered by the Corporation to the Purchaser, at any time following the fourth (4th) anniversary of the Original Issue Date, that (a) identifies a group of assets, including one or more of the Identified Assets, the sale of which is expected to result in net proceeds (after repayment of debt and payment of reasonable transaction costs) equal to at least 105.0% of the amount required to effect a complete redemption (and not a partial redemption) of all outstanding Series B Preferred Stock in accordance with these Articles Supplementary and (b) is accompanied by customary written brokers' opinions of value, or similar valuation support then customary in the real estate industry, prepared by one or more nationally recognized real estate brokerage or investment banking firms with experience in valuing U.S. lodging assets that supports the expected net proceeds set forth in the Redemption Sales Plan. No sales of Identified Assets listed in the Redemption Sales Plan shall occur at prices below the applicable Release Prices before the 10th day after delivery of the Redemption Sales Plan. After the expiration of such 10-day period, the Company shall be permitted to sell one or more of the Identified Assets at prices below the applicable Release Prices without the consent of the Holders, but in no event less than 92% of the valuations set forth in the Redemption Sales Plan. If, after marketing one or more Identified Assets included in a Redemption Sales Plan for a reasonable period of time, the Company is unable to execute a sale in accordance with the foregoing pricing requirements, the Company may remove such Identified Asset(s) from the Redemption Sales Plan and replace it or them with one or more of the other Identified Assets, subject to providing the Purchaser with an updated Redemption Sales Plan that satisfies all of the foregoing requirements as if such replacement assets had originally been included in the Redemption Sales Plan.

(iv)          the incurrence of any indebtedness for money borrowed, whether secured or unsecured, by the Corporation or the Operating Partnership ("Indebtedness"), the proceeds of which are not used to redeem all of the then-outstanding Series B Preferred Stock, other than unsecured indebtedness incurred to replace or refinance existing mortgage or mezzanine indebtedness of the Corporation up to a maximum principal amount equal to the outstanding principal amount and accrued interest of the indebtedness being replaced or refinanced; provided, however, that, in no event shall the term Indebtedness include (i) indebtedness of joint ventures involving the Corporation’s subsidiaries, (ii) mortgage indebtedness or mezzanine indebtedness secured by interests in the Corporation’s direct or indirect property-owning entities or (iii) customary franchise agreement-related guarantees, bad boy guarantees, completion guarantees, carry guarantees and environmental indemnities;

(v)           any Fundamental Change, unless as a condition to the closing thereof, the Corporation shall comply with the provisions of Section 8 hereof in connection with a complete redemption (and not a partial redemption in accordance with Section 8(e)) of the Series B Preferred Stock; and

(vi)          any liquidation, dissolution or winding up of the Corporation, unless as a condition to such liquidation, dissolution or winding up of the Corporation, the Corporation shall comply with the provisions of Section 8 hereof in connection with a complete redemption (and not a partial redemption in accordance with Section 8(e)) of the Series B Preferred Stock.

Notwithstanding the foregoing, the consent of the Holders of the Series B Preferred Stock shall not be required pursuant to this Section 11(c) in connection with the issuance or sale of any stock or other securities by the Corporation or its Subsidiaries or incurrence of indebtedness by the Corporation if, upon such issuance, sale or incurrence, the proceeds of such issuance, sale or incurrence will be used to redeem promptly all of the then-outstanding Series B Preferred Stock; provided, however, that if such redemption is not completed, such failure shall be treated as a Failed Redemption in accordance with Section 9.

(d)           On each matter submitted to a vote of the Holders of Series B Preferred Stock or on which the Holders of Series B Preferred Stock are otherwise entitled to vote, including any action by written consent pursuant to Section 11(e), each share of Series B Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of Preferred Stock sold under the Securities Purchase Agreement have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote for each $1,000.00 of liquidation preference, excluding accrued and unpaid dividends.

(e)           The Holders of Series B Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series B Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such Holders.

(f)            Notwithstanding anything to the contrary contained herein, in the event of a Funding Default, the purchasers therein shall immediately forfeit the voting rights contained in Sections 11(c)(iii), (iv), (v) and (vi), and no shares of Series B Preferred Stock held by such purchasers shall be entitled to vote on any such matter.

12.           Preemptive Rights. The Corporation shall not issue any (i) additional shares of Series B Preferred Stock not contemplated to be sold to certain affiliates of ACP Watermark Investment LLC pursuant to the Securities Purchase Agreement, or (ii) other Parity Stock (collectively, “New Equity Preemptive Securities”), without granting to such Holders of shares of Series B Preferred Stock the option to purchase a pro rata portion of such New Equity Preemptive Securities offered in such transaction (such pro rata portion offered to each Holder of shares of Series B Preferred Stock determined by dividing (i) the total Liquidation Preference plus Accrued Dividends of Series B Preferred Stock owned by such Holder immediately prior to such issuance of New Equity Preemptive Securities by (ii) the total equity market capitalization of the outstanding capital stock of the Corporation, and for this purpose, the market value of the outstanding Preferred Stock shall be deemed to be the liquidation preference thereof plus Accrued Dividends, and the market value of the outstanding Common Stock shall be deemed to be the most recent estimated net asset value of a share of Common Stock approved by the Board of Directors and publicly announced by the Corporation in effect immediately prior to such issuance of New Equity Preemptive Securities; provided, however, that if any of the Common Stock is then listed, the market value shall be equal to the average of the closing prices of such Common Stock for the ten (10) trading day period prior to and ending on, and including, one (1) Business Day preceding the date on which Holders are required to subscribe for New Equity Preemptive Securities); provided, further, that each Holder shall have the right to designate any of its Affiliates or Affiliates of any Guarantor (as defined in the Securities Purchase Agreement) to purchase such pro rata portion of such New Equity Preemptive Securities offered in such transaction in accordance with the terms of this Section 12 so long as such Affiliate agrees to be bound by the obligations of the Purchaser under Sections 3.05 and 3.06 of the Securities Purchase Agreement and the Lockup Letter, dated July 21, 2020, delivered by the Purchaser to CWA LLC (the "Lock-Up Letter").

13.           Restrictions on Transfer and Ownership of Stock of the Series B Preferred Stock. The shares of Series B Preferred Stock are subject to the provisions of the Lock-Up Letter and Article VI of the Charter, including, without limitation, the provisions granting the Corporation the right to purchase shares transferred to a Charitable Trust (as defined in such Article). For this purpose, the “Market Price” per share of Series B Preferred Stock is $1,000.00, plus an amount equal to all accrued and unpaid Dividends on such share of Series B Preferred Stock.

14.           Status of Acquired Shares of Series B Preferred Stock. All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued Preferred Stock without designation as to class or series, and may thereafter be classified, reclassified or issued as any series or class of Preferred Stock.

15.           Record Holders. The Corporation may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary. Except as may be otherwise provided by the Board of Directors (and except in connection with a global certificate held by a securities depositary), Holders of shares of Series B Preferred Stock are not entitled to certificates representing the Series B Preferred Stock held by them.

16.           Tax Matters. The Corporation shall be entitled to deduct and withhold from any amounts payable hereunder such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of applicable law.

17.           Exclusion of Other Rights. The shares of Series B Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than pursuant to Maryland law or expressly set forth in the Charter, including the terms of the Series B Preferred Stock set forth herein.

18.           Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

19.           Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter, including the terms of the Series B Preferred Stock set forth herein, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter (including the terms of the Series B Preferred Stock set forth herein) which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preference, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

THIRD: The Series B Preferred Stock has been classified and designated by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors, or a duly authorized committee thereof, in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at 5:00 p.m., local time in Baltimore City, Maryland, on July 22, 2020.

SIXTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 22nd day of July, 2020.

ATTEST:	WATERMARK LODGING TRUST, INC.

/s/ Christine Isfan________________	By:	/s/ Michael G. Medzigian
Name: Christine Isfan		Name: Michael G. Medzigian
Title: Secretary		Title: Chief Executive Officer

Exhibit A

Excess Cash Flow Definition

For the purposes of Section 5(g) of the Articles Supplementary, "Excess Cash Flow" means, with respect to any quarter in which dividends or other distributions on Junior Stock are paid or in which Junior Stock is purchased, an amount equal to the Company's Modified Funds From Operations, or "MFFO," as defined below, for the latest completed quarter for which financial statements have been filed with the U.S. Securities Exchange Commission by the Company preceding the quarter in which such dividends or other distributions are paid or in which such Junior Stock is purchased; provided, however, that

(1) to the extent MFFO for the applicable quarter has been reduced by amounts in respect of any of the following items, such amounts shall be added back for purposes of determining Excess Cash Flow:

•	Amortization of non-cash deferred financing costs

•	Non-cash stock compensation amortization

•	Deferred tax expense (non-cash)

•	Additional non-cash expenses

•	Financing / transaction costs

(2) to the extent MFFO for the applicable quarter has been increased by amounts in respect of any of the following items, such amounts shall be deducted for purposes of determining Excess Cash Flow:

•	Deferred tax income

•	Additional non-cash income

(3) to the extent MFFO for the applicable quarter has not been reduced by amounts in respect of any of the following items, such amounts shall be deducted for purposes of determining Excess Cash Flow:

•	FFE reserve contributions

•	Scheduled principal amortization (excluding balloon payments and early prepayment of debt principal)

•	Dividends paid on preferred stock

(4) to the extent MFFO for the applicable quarter has not been increased by amounts in respect of the following item, such amount shall be added for purposes of determining Excess Cash Flow:

•	Cash income received but not included in MFFO (e.g. insurance proceeds) subject to an offset for any reasonable expenses related to such cash income, as accrued under GAAP (e.g., reasonable rebuilding costs related to the loss resulting in insurance proceeds)

Modified Funds From Operations (MFFO)

MFFO means funds from operations, or "FFO," as defined below, further adjusted for the following items, included in the determination of GAAP net income or loss, as applicable: acquisition fees and expenses; accretion of discounts and amortization of premiums on debt investments; where applicable, payments of loan principal made by our equity investees accounted for under the hypothetical liquidated book value, or "HLBV," model where such payments reduce our equity in earnings of equity method investments in real estate, nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income or loss; nonrecurring gains or losses included in net income or loss from the extinguishment or sale of debt, hedges, derivatives or securities holdings, where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated hotels, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income or loss in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses that are unrealized and may not ultimately be realized. The Company's definition of MFFO is intended to be consistent with the Investment Product Association’s Practice Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”), issued by such association in November 2010.

Funds From Operations (FFO)

FFO means net income or loss computed in accordance with US generally accepted accounting principles, or "GAAP," excluding gains or losses from sales of property, impairment charges on real estate, and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO. The Company's calculation of FFO is intended to comply with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018, except that NAREIT’s definition of FFO does not distinguish between the conventional method of equity accounting and the HLBV method of accounting for unconsolidated partnerships and jointly owned investments.